Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
SECOND QUARTER FISCAL 2015 EARNINGS

Second Quarter Fiscal 2015 Highlights
• Year-over-year EPS growth of 13 percent from continuing operations
• Year-over-year sales growth of 8 percent
• Operational leverage on higher sales levels

PORTLAND, Oregon - October 23, 2014 - Precision Castparts Corp. (NYSE:PCP) continued to grow total year-over-year sales and earnings in the second quarter of fiscal 2015, demonstrating solid leverage of its strong market share position in its primary end markets.

Second Quarter Fiscal 2015 Financial Highlights

Second quarter sales for Precision Castparts Corp. (PCC) totaled $2.52 billion, increasing 8 percent relative to sales of $2.34 billion in the same period a year ago. Organic sales growth was approximately 4 percent compared to last year, excluding the impact of metal/revert pricing. The company's consolidated segment operating income was $706 million, or 28.0 percent of sales, growing by 9 percent from $645 million, or 27.6 percent of sales, in the second quarter of fiscal 2014. Net income from continuing operations (attributable to PCC) in the second quarter rose to $468 million, compared to net income of $422 million in the second quarter of fiscal 2014. Earnings per share (EPS) from continuing operations (attributable to PCC) were $3.24 in the quarter (diluted, based on 144.3 million shares of stock outstanding), versus EPS of $2.88 (diluted, based on 146.5 million shares of stock outstanding) last year.

A full quarter of results from recent acquisitions, Permaswage and Aerospace Dynamics International, had a positive impact on second quarter sales and earnings, compared to the same period a year ago.

Including discontinued operations, total net income (attributable to PCC) for the second quarter of fiscal 2015 was $467 million, or $3.24 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products showed a 4 percent improvement in sales, climbing to $631 million in the second quarter of fiscal 2015 from $608 million a year ago. Contractual pass-through pricing declined slightly year over year. The segment’s operating income increased by 4 percent, growing to $227 million, or 36.0 percent of sales in the second quarter, from $219 million, or 36.0 percent of sales, in the same period last year. Commercial aerospace sales climbed by approximately 4 percent year over year, continuing a steady upward trajectory fueled by the segment’s strong presence on all major aircraft/engine platforms, both in production and in development. Improved regional/ business jet sales positively impacted segment sales for the first time in several quarters, and military shipments were essentially flat.
In addition, the segment saw growth of approximately 7 percent in industrial gas turbine (IGT) sales, driven by an increased presence on upgrade programs, higher content on new production turbines, and steady spares demand. Investment Cast Products once again demonstrated the ability to effectively leverage higher volumes and to steadily improve performance across its operations.

Forged Products: Second quarter sales for Forged Products totaled $1.08 billion, a year-over-year gain of 3 percent compared to last year's sales of $1.04 billion, including a negative impact of approximately $16 million from alloy and revert selling prices. Contractual pass-through pricing in the second quarter was essentially the same as last year. The segment achieved 5 percent growth in operating income in the quarter, increasing to $266 million, or 24.7 percent of sales, from $254 million, or 24.4 percent of sales, in the second quarter of fiscal 2014. Commercial aerospace sales remained stable, while seamless interconnect pipe sales improved by greater than 30 percent. In the second quarter, similar to prior years, Forged Products incurred approximately $30 million of costs due to lost absorption, reduced sales, and expenses associated with large-scale, scheduled annual maintenance. For the first time, TIMET forging assets were included in these seasonal projects. Operationally, the segment benefitted from strong contributions from TIMET, while driving further cost reduction and productivity initiatives across its base manufacturing facilities and continuing to extract value from more effective asset utilization.

Airframe Products: Airframe Products sales in the second quarter grew by 18 percent, improving to $816 million versus sales of $693 million last year. The segment's operating income saw an 18 percent year-over-year increase as well, rising to $248 million, or 30.4 percent of sales, in the second quarter from $210 million, or 30.3 percent of sales last year, despite the inclusion of recent lower-margin acquisitions. Commercial aerospace sales, the chief driver of this segment, showed approximately 20 percent growth relative to the same period last year. The fastener operations saw stronger shipment schedules and increased order rates across all major commercial aircraft platforms, and the aerostructures businesses supported high levels of demand from current airframe production programs and is well-positioned to capitalize on secured market share gains. Airframe Products continued to achieve strong operational drop-through as a result of focused integration of its most recent acquisitions, effective leverage of increased assets, and strategic deployment of production assets.

“As usual, Forged Products tackled the annual second-quarter scheduled maintenance projects, a necessary activity to ensure that we are prepared to deliver on the growth demanded by our customers,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Going forward, our markets remain strong, and customer demand has given us a clear line of sight to sustained growth. On the large commercial aircraft front, Airframe Products will be working over the next several quarters to take the production rates higher to meet both current demand and market share gains. In our two other segments, large commercial orders remain solid across our businesses, and we are gaining share on the leading development engine programs, which will be transitioning into full production over the next few years. IGT orders have also steadily grown as a result of solid positions on new and upgrade OEM programs and higher spares requirements.

“We have won solid share positions on all production and development programs in our key end markets,” Donegan said. “We have a strategic plan for growth, and we are steadily executing that plan. We continue to drive for improved performance in our factories, with a long pipeline of projects extending well into the future.

“Going forward, we are confident in our ability to generate strong cash flow, and we remain committed to our acquisition strategy,” Donegan said. “We have a full range of growth opportunities in our sights.”
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://event.on24.com/r.htm?e=812393&s=1&k=8C456C770B9D39338B2D567AD5F9DAFF

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call:
http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (800) 946-0744, Access Code: 9921325. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 9921325.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, and our ability to accelerate production levels to timely match order increases on new or existing programs; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales	$2,522	$2,341	$5,042	$4,679
Costs and expenses:
Cost of goods sold	1,659	1,541	3,286	3,089
Selling and administrative expenses	157	155	314	306
Interest expense	17	19	34	39
Interest income	(1)	(1)	(2)	(2)
Total costs and expenses	1,832	1,714	3,632	3,432
Income before income tax expense and equity in earnings of unconsolidated affiliates	690	627	1,410	1,247
Income tax expense	(220)	(204)	(457)	(403)
Equity in earnings of unconsolidated affiliates	(1)	—	(1)	1
Net income from continuing operations	469	423	952	845
Net (loss) income from discontinued operations	(1)	2	(2)	18
Net income	468	425	950	863
Net income attributable to noncontrolling interests	(1)	(1)	—	(3)
Net income attributable to Precision Castparts Corp. ("PCC")	$467	$424	$950	$860
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$3.27	$2.90	$6.61	$5.78
Net (loss) income per share from discontinued operations	(0.01)	0.01	(0.02)	0.12
Net income per share	$3.26	$2.91	$6.59	$5.90
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$3.24	$2.88	$6.56	$5.74
Net income (loss) per share from discontinued operations	—	0.01	(0.01)	0.12
Net income per share	$3.24	$2.89	$6.55	$5.86
Weighted average common shares outstanding:
Basic	143.3	145.5	144.1	145.8
Diluted	144.3	146.5	145.1	146.8
	Three Months Ended		Six Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Sales by Segment
Investment Cast Products	$631	$608	$1,256	$1,224
Forged Products	1,075	1,040	2,163	2,076
Airframe Products	816	693	1,623	1,379
Total	$2,522	$2,341	$5,042	$4,679
Segment Operating Income (Loss)[2]
Investment Cast Products	$227	$219	$451	$432
Forged Products	266	254	574	516
Airframe Products	248	210	490	415
Corporate expense	(35)	(38)	(73)	(79)
Consolidated segment operating income	706	645	1,442	1,284
Interest expense	17	19	34	39
Interest income	(1)	(1)	(2)	(2)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$690	$627	$1,410	$1,247

[1] Reported results for the three and six months ended September 29, 2013 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	September 28, 2014	March 30, 2014
Cash and Debt Balances
Cash	$404	$361
Total Debt	$4,321	$3,572
Total PCC Shareholders' Equity	$11,632	$11,386
Total Debt, as % of Total Capitalization	27.1%	23.9%
Working Capital Items[1]
Receivables, Net	$1,666	$1,569
Inventories	3,656	3,426
Accounts Payable	1,015	1,039
Total	$4,307	$3,956

	Three Months Ended
	September 28, 2014	September 29, 2013
Selected Cash Flow Items[1]
Depreciation and Amortization	$77	$71
Capital Expenditures	$(103)	$(94)
Acquisitions of Businesses, Net of Cash Acquired	$(4)	$(169)

	Three Months Ended
	September 28, 2014	September 29, 2013
Sales by Market[1]
Aerospace	68%	68%
Power	18%	17%
General Industrial & Other	14%	15%

[1] Reported results exclude discontinued operations.